Exhibit 99.2

Contact:            Doug Guarino             Director of Corporate Relations            781-647-3900

ALERE INC. ANNOUNCES PLAN FOR

INITIAL PUBLIC OFFERING BY BBI DIAGNOSTICS GROUP PLC

Waltham, MA, April 29, 2014… Alere Inc. (NYSE: ALR) today announced plans to pursue an initial public offering in the United Kingdom of the ordinary shares of BBI Diagnostics Group plc, or BBI Diagnostics, a new subsidiary formed for purposes of the offering. It is anticipated that substantially all of the net proceeds of the offering, as well as the net proceeds of a new debt facility to be entered into by BBI Diagnostics at the time of the offering, would be used by Alere to pay down outstanding debt. The price range for the offering has not yet been determined, nor has the amount of new debt that BBI Diagnostics will issue.

BBI Diagnostics will apply to the United Kingdom Financial Conduct Authority, or FCA, for the shares to be admitted to the standard listing segment of the Official List of the FCA and to trading on the Main Market of the London Stock Exchange.

Alere expects that it will sell a 25% ownership interest in BBI Diagnostics in the offering. In addition, BBI Diagnostics’ debt facility, the proceeds of which will be paid to Alere as partial payment for the businesses comprising BBI Diagnostics, is expected to be funded at a level equal to approximately two to three times BBI Diagnostics’ normalized earnings before interest, taxes, depreciation and amortization. It is currently expected that the initial public offering will take place around the end of the second quarter of 2014.

Ron Zwanziger, Chairman, Chief Executive Officer and President of Alere, said, “We are excited to announce our plans for an IPO of BBI Diagnostics, which we have been preparing for since last year. BBI Diagnostics is a valuable and growing business with a strong management team, but its lines of business are non-core to our focus on point-of-care products for the diagnosis and management of chronic disease. The transaction will allow Alere to deliver on its commitment to reduce debt through divestitures of selected non-core assets. We expect that the offering will provide Alere with substantial proceeds to pay down debt as well as the opportunity to benefit from potential increases in the value of our remaining ownership interest in BBI Diagnostics. Depending on market conditions and other factors, we may sell additional shares of BBI Diagnostics over time, which would allow us to continue to pay down debt with any proceeds. For the foreseeable future, we expect that we would retain a majority interest in BBI Diagnostics.”

BBI Diagnostics is a diversified global diagnostics business focused on high value specialist markets. BBI Diagnostics develops, manufactures and distributes a broad range of reagents which can be used in numerous diagnostic tests and advanced laboratory diagnostic instruments. BBI Diagnostics also manufactures a number of other diagnostic products with applications in the healthcare and related industries.

BBI Diagnostics will include the following businesses, which Alere will transfer to BBI Diagnostics at the time of the offering: (i) substantially all of the operations of the BBI Holdings group of companies, most notably its diversified reagent manufacturing business, as well as its biothreat detection and healthcare businesses; (ii) the laboratory immunoassay business of the Axis-Shield group of companies; (iii) Alere’s 50% interest in Swiss Precision Diagnostics GmbH, or SPD, a leading supplier of home pregnancy and fertility testing products sold under the Clearblue® and other brands as well as under private label; (iv) the First Check consumer diagnostics business; and (v) the Bionote animal health diagnostics business.

The financial statements of BBI Diagnostics will be presented in British pounds sterling on a combined basis and in accordance with International Financial Reporting Standards, or IFRS. On a combined basis, the revenue, profit for the year and adjusted earnings before net finance cost, tax credit, depreciation, amortization, impairment of intangible assets and share of profit from SPD, or Adjusted non-IFRS EBITDA1 were as follows:

	Year Ended December 31,
	2011	2012	2013
	(in millions) (unaudited)
Revenue	£60.7	£83.2	£86.9
Profit for the year	£6.3	£4.5	£17.9
Adjusted non-IFRS EBITDA[2]	£15.2	£25.6	£26.7
Share of profit from SPD	£3.5	£6.0	£10.5
Cash dividends from SPD[3]	£0	£7.2	£17.9

Alere intends to enter into various agreements with BBI Diagnostics in connection with the offering and related reorganization, including a transitional services agreement, various intellectual property licenses and a relationship agreement governing certain aspects of the ongoing relationship between Alere and BBI Diagnostics. Alere anticipates that it would initially retain the right to nominate up to two individuals to serve on the board of directors of BBI Diagnostics and that a majority of the BBI Diagnostics’ board at the time of the offering will consist of directors who meet applicable standards of independence from Alere and BBI Diagnostics.

[1]	Adjusted non-IFRS EBITDA is not a financial measure prepared in accordance with IFRS, as it excludes amounts required by IFRS to be reflected in profit for the year. A numerical reconciliation of BBI Diagnostics’ Adjusted non-IFRS EBITDA to its profit for the year is included below.
[2]	This does not include BBI’s share of earnings from the SPD joint venture
[3]	It is not expected that SPD will continue to pay dividends at the same rate as in 2013, when dividends were exceptionally high

The offering is subject to completion of ongoing regulatory review, satisfactory market conditions and receipt of all necessary approvals, including approvals from the lenders under Alere’s secured credit facility and the holders of notes outstanding under Alere’s various indentures. There can be no assurance regarding the ultimate timing of the proposed transaction or that the transaction will be completed.

The offering is being conducted outside the United States in reliance on Regulation S under the Securities Act of 1933, as amended. A portion of the shares may be offered in private placements or similar transactions outside the United Kingdom, including sales to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933, as amended. It is not anticipated that the ordinary shares would be listed for trading in the United States or that BBI Diagnostics would become a reporting issuer under the Securities Exchange Act of 1934, as amended.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding the proposed initial public offering by BBI Diagnostics, the terms and conditions of the reorganization to create BBI Diagnostics, the businesses to be included in BBI Diagnostics, the terms and conditions of agreements between Alere and BBI Diagnostics, the anticipated BBI Diagnostics debt facility, the amount and use of proceeds of the offering and the BBI Diagnostics debt facility, the timing of the proposed offering, future sales of shares of BBI Diagnostics, the period during which Alere will retain a majority interest in BBI Diagnostics and the dividends payable by SPD. The actual results achieved could differ materially from the statements made in this press release. Factors that might cause these differences include, but are not limited to, conditions in the UK and global equity and debt markets, adverse changes in the BBI Diagnostics or SPD businesses (such as the loss of a significant customer, regulatory issues or supply problems), adverse reaction to the proposed transaction from customers, suppliers or others, the extent and duration of regulatory review, the risk that Alere will not receive necessary consents to the proposed transaction from its lenders, holders of its notes and other third parties, changes in Alere’s assessment of the tax consequences of the transaction, and unanticipated legal or other obstacles to the transaction. Alere does not assume any obligation to update any forward-looking statements to reflect new information and developments.

Reconciliation of Non-IFRS Financial Measures The following table presents a numerical reconciliation of BBI Diagnostics’ profit for the year to Adjusted non-IFRS EBITDA:

	Year Ended December 31,
	2011	2012	2013
	(in millions) (unaudited)
Profit for the year	£6.3	£4.5	£17.9
Tax credit	(0.7)	(4.4)	(0.3)
Net finance cost	3.0	2.1	2.7
Depreciation	1.8	2.4	2.3
Amortization	7.7	15.0	14.6
Impairment of intangible assets	0.6	12.0	—
Share of profit from SPD	(3.5)	(6.0)	(10.5)

Adjusted non-IFRS EBITDA	£15.2	£25.6	£26.7

The financial information above for BBI Diagnostics may not be representative of future results. For example, the historical capital and Board structure do not reflect the future capital and Board structure. Future interest income and expense, certain operating costs, tax charges and dividends may be significantly different from those that resulted from being part of Alere. BBI Diagnostics estimates that the additional expenses that it will incur as a result of being a public company and operating independently of Alere will be in the general range of £2.0 million to £3.0 million in 2014. These expenses are expected to be reflected as administrative expenses in BBI Diagnostics’ future accounts.

In addition a significant proportion of the BBI Diagnostics’ sales are made in US dollars as shown below. BBI Diagnostics will report in sterling and thus future financial results will be impacted by exchange rate movements. The following table presents the main exchange rates during the periods:

	Exchange rates
	2011	2012	2013
US Dollar to £1 Sterling average for year	1.60	1.58	1.56
% of sales invoiced in US Dollars	59%	66%	67%

IMPORTANT NOTICES

This press release does not constitute an offer of securities for sale in the United States, nor may the securities be offered or sold in the United States absent registration or an exemption from registration as provided in the Securities Act of 1933, as amended, and the rules and regulations thereunder. There is no intention to register any portion of the offering in the United States or to conduct a public offering of securities in the United States.

The information contained herein does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities referred to herein in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration, exemption from registration or qualification under the securities laws of any such jurisdiction.

This communication does not constitute an offer of securities to the public in the United Kingdom. Consequently, this communication is directed only at (i) persons who are outside the United Kingdom or (ii) persons who have professional experience in matters relating to investments falling within Article 19(1) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), (iii) high net worth entities falling within Article 49(2) of the Order and (iv) other persons to whom it may lawfully be communicated (all such persons together being referred to as “relevant persons”). Any investment activity to which this communication relates will only be available to, and will only be engaged with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Copies of this announcement are not being made and may not be distributed or sent into Canada, Australia or Japan.

In connection with the sale of securities referred to herein, one or more parties named as the stabilizing manager(s) (or persons acting on behalf of any stabilizing manager(s)) may over allot securities or effect transactions with a view to supporting the market price of the securities at a level higher than that which might otherwise prevail. However, there is no assurance that the stabilizing manager(s) (or persons acting on behalf of any stabilizing manager(s)) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the securities is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the securities and 60 days after the date of the allotment of the securities. Any stabilization action or over allotment must be conducted by the relevant stabilizing manager(s) (or person(s) acting on behalf of any stabilizing manager(s)) in accordance with all applicable laws and rules.